Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-239061 on Form S-3 and Registration Statement Nos. 333-171934 and 333-263794 on Form S-8 of our reports dated December 21, 2023, relating to the financial statements of Limoneira Company and the effectiveness of Limoneira Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended October 31, 2023.

/s/ Deloitte & Touche LLP

Los Angeles, California
December 21, 2023